Exhibit 99.2

EDDIE BAUER ANNOUNCES HIRING OF ASSOCIATE GENERAL COUNSEL
AND ISSUANCE OF INDUCEMENT GRANTS

SEATTLE, WA, March 5, 2008 — Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) announces that it has hired Karen Novotny as Associate General Counsel and Divisional Vice President. Ms Novotny was with Wild Oats Markets, Inc., most recently as Vice President and Associate General Counsel, since 1999, and prior to that time, was in private practice. Ms. Novotny graduated from the University of Iowa School of Law in 1986. As an inducement to join the Company, Ms. Novotny was granted 2,125 restricted stock units, vesting after four years of service and 6,375 stock options, vesting 25% per year, at an exercise price of $5.91 per share. These awards constitute an inducement award under NASDAQ Marketplace rule 4350(i).

About Eddie Bauer

Eddie Bauer is the only active, outdoor, lifestyle brand that combines a sense of style with a spirit of adventure and the legendary quality, inventiveness and customer service that has been the Company’s hallmark since 1920. Products are available at approximately 364 stores throughout the United States and Canada, through catalog sales and online at http://www.eddiebauer.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.

Contact:
Marv Toland, Chief Financial Officer
Eddie Bauer Holdings, Inc.
(425) 755-6226